Exhibit 10.1

ALIEN TECHNOLOGY TRANSFER

NIH SERVICE AGREEMENT

(1)

Contents

1. PROVIDER OBLIGATIONS	3
2. FEES	6
3. APPLICATION SUBMISSIONS	7
4. CLIENT OBLIGATIONS	7
5. REPRESENTATIONS AND WARRANTIES	8
6. LIABILITY	9
7. CONFIDENTIALITY	9
8. TERMINATION	10
9. NON-SOLICITATION	12
10. NOTICES	12
11. GOVERNING LAW AND JURISDICTION	12
12. INTERPRETATION	13

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This Service Agreement (the “Agreement”) is made in Hyderabad, Telangana, on July 2, 2024 between:

1.Alien Technology Transfer India Private Limited1

A company incorporated in India and having its registered office at:

8-2-630/B/B/1. Mount Banjara Complex. Road no. 12, Banjara Hills, Hyderabad - 500034

Telangana, India

PAN Number: AATCA8037H

(the “Provider”);

and

2. RespireRx Pharmaceuticals Inc.

A company incorporated in: the State of Delaware, United States and having its registered office at: 126 Valley Road, Suite C, Glen Rock, NJ 07452

TIN no. 33-0303583

(the “Client”)

Both parties may be referred to, collectively, as the “Parties” or individually, as the “Party”.

It is agreed as follows:

This Agreement relates specifically to the Project entitled:

A novel, selective potentiator of GABAA receptor for treatment of epilepsy and pain

1. PROVIDER OBLIGATIONS

2.1. The Provider will deliver, through any of the Alien Technology Transfer Group’s companies or specialised third parties, the following Services:

Phase 0 – Preliminary project analysis and access to Phase I

a) Preliminary project analysis based on the evaluation of its:

●	Scientific and technical merit: expected outcomes of the project (Phase I and Phase II), progress beyond the state of the art of knowledge and technology;

1 Alien Technology Transfer India Private Limited is a company of the Alien Technology Transfer Group and is licensed to use Alien Technology Transfer’s trading name. www.alientt.com

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●	Impact and significance: industrial, economic and social problem to be solved;
●	Business opportunity and market growth potential: impact on US or global markets, growth potential, initial plan for full commercialization of the proposed technology;
●	Evaluation of the proposed project activities and external expertise to carry out the Phase I, against the expected impact of the SBIR/STTR program.

b)	Identification of the most favorable strategy for the application: identification of the most appropriate funding Institute(s)/Center(s) within NIH; identification of possible SBIR/STTR targeted solicitations.
c)	Proposal writing for the access to Phase I: tuning of the research plan and project’s specific aims to ensure high degree of compliance with SBIR/STTR time and budget constraints and with the specific requirements of the relevant Federal Agency; identification and draft of the necessary complementary documents (e.g., vertebrate animal section; human subjects protection; equipment; select agents, etc.).
d)	Phase I Project Proposal submission and support in related administrative activities, including guidance for all registration steps needed to access Federal funds (SAM; eRA Commons; grants.gov; sbir.gov; etc.).
e)	Support in the Relationship Management with the Federal Program Managers before and after proposal submission, until the review process is complete.
f)	Assistance in the preparation of the Grant Agreement with the relevant Federal Agency for access to Phase I.

Phase I – Support during Phase I and Reporting

a)	Support in the Relationship Management with the Federal Program Managers until Phase I is completed.
b)	Set up and support with the Payment Management System.
c)	Preparation and submission of Research Performance Progress Report (RPPR).
d)	Preparation and submission of Federal Financial Report (FFR).
e)	Interaction with the Federal Agency to report issues, relevant changes, requests for extensions, submit revisions, etc.
f)	Interim meetings to collect results and review the GANTT.
g)	Guidelines for Communication, Dissemination and Exploitation of research results.

Phase 00 – Application and Access to Phase II

a)	Proposal writing for access to SBIR/STTR Phase II: project analysis of all Phase 0 a) items, plus support in the development of the work plan for the Phase II, partner search, supply chain building, full development of a “commercialization plan”, SWOT analysis.
b)	Support in the Relationship Management with the Federal Program Managers to identify the most suitable strategy for SBIR/STTR Phase II application.
c)	Phase II Project Proposal submission and related administrative activities.
d)	Assistance in the preparation of the Grant Agreement with the relevant Federal Agency for the access to the Phase II.

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Phase II – Support during Phase II and Reporting

a)	Support in the Relationship Management with the Federal Program Managers until Phase II is completed.
b)	Set up and support with the Payment Management System.
c)	Preparation and submission of Research Performance Progress Report (RPPR).
d)	Preparation and submission of Federal Financial Report (FFR).
e)	Interaction with the Agency to report issues, relevant changes, requests for extensions, submit revisions, etc.
f)	Interim meetings to collect results and review the GANTT;
g)	Guidelines for Communication, Dissemination and Exploitation of research results.

2.2. Feasibility Assessment

The Provider will perform a Feasibility Assessment in case the Client does not comply with its obligations, as outlined in clause 4.1. iii.

a)	Consultancy on technical and business feasibility: analysis of the proposed technology in terms of innovation level and impact of each potential use case (if multiple options are available). Analysis of the stage of development of the technology in the different selected fields/use cases, including review of the available preliminary data obtained from experiments; reading of technical reports and scientific literature authored by the team members and/or other relevant parties. The Provider will identify one application as the most convincing for an SBIR/STTR application.
b)	Consultancy on the product development plan:

●	One hour consultancy call to identify the most challenging project activities for the selected Phase I and to direct the focus of the research strategy towards clear milestones;
●	One hour consultancy call to guide the client in drafting the approach to conduct the research and achieve the set objectives, according to the expectations of the SBIR/STTR program of the chosen Agency;
●	Review of the plan and recommendations for improvement.

c)	Consultancy on operational capacity: Identification of necessary profiles needed to accomplish the project objectives, including:

●	Internal: Analysis of the team composition and identification of the competence gaps (if any). In case there is a missing skill in the team, the most suitable profile will be described;
●	External: Analysis of the profiles of potential partners necessary to onboard to accomplish the project will be delivered to the client.

Deliverable: Feasibility Assessment Report

2.3. If the Phase I/Phase II Application is unsuccessful four times, the Provider has the option to try again up to two additional times.

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2. FEES

2.1. In consideration of the Services performed by the Provider, the Client shall pay the Fees specified below:

SERVICES	FEES		PAYMENT TERMS

Application and access to Phase I and to Phase II	- -	10% of the Phase I Project budget 10% of the Phase II Project budget

The Provider invoices the relevant fee in instalments, immediately after each payment is requested by the Client to the Federal Agency, regarding the Phase I /Phase II.

Each invoice will be calculated as 10 % of the requested payment.

For the avoidance of doubt the total payable Phase 0 Fee and Phase 00 Fee will be equal to 10% of the Phase I/Phase II Project budget.

Support during Phase I and Phase II and Reporting	- -	$ 8,000.00 for Phase I $15,000.00 for Phase II	The Provider invoices the relevant fee immediately after the Client enters into a Grant Agreement with the Federal Agency regarding the Phase I/Phase II.

2.2. In case the Client has applied for a Revision, Renewal, Extension, Administrative Supplement Grant or any other supplementary funding opportunity for the Project, the Fees as set out in this Section 2 should also be charged to the supplementary (Revision/Renewal/Extension/ Administrative Supplement Grant) project budget.

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3. APPLICATION SUBMISSIONS

3.1. Phase I Application Submissions

In signing this Agreement, the Client agrees that the first Submission Date will be as follows:

- August 28,2024

It is not possible at the time of signing this Agreement to specify the precise Submission Date for the following submission attempt(s), however the Provider will inform the Client of the Submission Date(s) in writing prior to each Submission Date.

3.2. Phase II Application Submissions

It is not possible at the time of signing this Agreement to specify the precise Phase II Submission Dates, however the Provider will advise the Client of the Submission Date in writing prior to each Submission Date.

Before each Submission Date for Phase II, the Provider will decide whether to apply for an STTR or an SBIR Program.

4. CLIENT OBLIGATIONS

4.1. By signing this Agreement, the Client hereby agrees that it:

I.	will open an email account, no later than 5 working days after Agreement signature, using the company email extension and ensure the access credentials are always available to the Provider. The Parties will use this dedicated email for the activities related to the Project only including the creation and/or maintenance of profiles of all the electronic systems necessary to upload and manage the proposal, communication with the NIH Officials, monitoring the status of the proposal;

II.	will not delay its applications for SBIR/STTR Phase I or Phase II. The Client acknowledges that the Provider may decide to postpone the submission of the application for no more than one Submission Date;

III.	will provide the Provider with its final proposed changes and/or amendment to the Specific Aims document no later than 5 working days after receipt of the document. In case the Client subsequently requires the Specific Aims agreed between the Client and the Provider to be revised, the Client will enter the relevant Feasibility Assessment Services and will pay a fee of $5,000.00;

IV.	will provide the Provider with its final proposed changes and/or amendment to the documents related to the applications no later than 5 working days before the relative Submission Date, if accepted;

V.	will communicate to the Provider the access credentials to all the electronic systems necessary to upload and manage documents and information related to the Project including but not limited to: System for Award Management (SAM); Grants.gov; eRA Commons; SBA Company Registry; Application Submission System & Interface for Submission Tracking (ASSIST) and Payment Management System (PMS/PSC);

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VI.

will ensure that a Principal Investigator is appointed for the Term of this Agreement. In the case of an SBIR Project, the Principal Investigator shall dedicate a minimum of 20% of his/her available FTE (full time equivalent) effort to this Project during the entire Project duration. During the Project, the Principal Investigator has to be employed by the Client for more than 50 % of his FTE effort.

In case of an STTR Project, the Principal Investigator shall dedicate a minimum of 10% of his/her available FTE (full time equivalent) effort to this Project during its duration and must be employed either by the Client or the Partner Research Institution.

The designated Principal Investigator must have a legal right to work for the Client in the United States, as evidenced by citizenship, permanent residency, or an appropriate visa;

VII.	ensures - before the first Submission Date - that its company’s website is fully operational and contains all publicly available information relevant to the Project, like product/technology, relevant partners, testimonials from customers (if applicable), updated information about the team, and links to LinkedIn;

VIII.	agrees to provide promptly all requested information -including but not limited to 3 letters of support (from prospect customers, investors, or key opinion leaders), letters of intent (from subawards and consultants), technical descriptions and preliminary data, CVs or biosketches, description of facilities/equipment- by the timelines agreed in the Kick-Off Meeting to allow the Provider to carry out the Services in Section 1;

IX.	ensures Provider is the exclusive provider of Services set out in Section 2.

4.2. If the Client is late in making any payment, the Provider has the right to take actions like:

a)	suspending the provision of Services until the Client resolves the payment issue;
b)	terminating the Agreement and requesting compensation according to Section 8 if the payment remains overdue for 30 days or longer.

5. REPRESENTATIONS AND WARRANTIES

5.1. The Client represents and warrants that all materials and information used by the Provider in accordance with this Agreement shall not infringe the Intellectual Property Rights of any third party.

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6. LIABILITY

6.1. The maximum liability of each Party under this Agreement, including any related claims, will not exceed the total amount of the fees specified in Section 2.

6.2. The Client understands that the Provider cannot be held responsible for the changes that NIH may make in its rules and set procedures.

6.3. Neither Party will be held liable for any failure to comply with the terms of this Agreement if it is directly caused by a Force Majeure Event (FME). In the event of an FME, the obligations of the affected Party will be postponed until the FME concludes. However, if the frustration caused by the FME continues for more than 60 consecutive days, either Party may choose to terminate this Agreement by providing written notice to the other Party.

7. CONFIDENTIALITY

7.1. Confidentiality under this agreement provisions, supersedes all previous agreements between the parties, on the same subject.

7.2. Both Parties acknowledge that during the Term of this Agreement, they will receive or become aware of proprietary and Confidential Information related to the other Party, its clients, customers, or businesses.

7.3. Confidential Information does not include information that is already publicly available at the time of receipt, becomes public through no fault of the recipient, is lawfully received from a third Party without restrictions, or is already known by the recipient prior to receipt.

7.4. The Parties agree to always keep each other’s Confidential Information confidential, ensuring its security and protection from theft, damage, loss, or unauthorized access.

7.5. Neither Party is allowed to use, disclose, exploit, copy, or modify the other Party’s Confidential Information without prior written consent. Neither Party can allow any third Party to do so, except for the sole purpose of fulfilling this Agreement.

7.6. Neither Party will be considered in violation of this section if it discloses the other Party’s Confidential Information due to a legal requirement or order from a competent authority. However, unless instructed otherwise by a court of law, police authority, or other competent authority, the disclosing Party must provide reasonable advance notice to the other Party and offer them a fair opportunity to question the disclosure.

7.7. Without prejudice to the Confidential Information, the Provider is free to use - unless the Client explicitly forbids it in writing - the Client’s name, logo, website screen captures and description for marketing and publicity purposes, including press releases, promotional activities, and materials.

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7.8. The receiving Party shall (i) be permitted to retain a copy of the Confidential Information to the extent required to comply with applicable law or regulatory authority or written and established internal document retention policies and (ii) any such Confidential Information retained shall remain subject to the confidentiality obligations of this Agreement for the earlier of the date such Confidential Information is no longer retained by the receiving Party or four years after the termination of this Agreement.

7.9. Both Parties assure that they follow and will continue to follow all relevant laws, rules, and regulations, as well as data protection regulations laws against bribery and money laundering. The Provider ensures that all IT systems and tools, used for rendering the Services, are used in compliance with the relevant applicable regulations.

8. TERMINATION

8.1. The Provider may terminate this Agreement without consequences, in case the project proposal does not reach the discussion stage at the Funding Agency.

8.2. The Provider has the right to terminate the Agreement in the following cases, subject to clause 8.4., if:

a)	the Client changes the constitution or ownership of its company significantly affecting the results which the Provider may reasonably expect to obtain from the present agreement;
b)	the Client loses its SBC status before receiving all tranches of the Grant or exhausting all submission attempts;
c)	the Client obstructs access to the relevant portals, dedicated email ID created by Provider;
d)	during the Pre-Award Procedures the Client makes changes to the Project without Provider’s consent;
e)	the Client fails to comply with Client Obligations.

8.3. Moreover, this Agreement is considered terminated when:

a)	the Client has received all the grant tranches and paid all due fees to Provider;
b)	the SBIR/STTR terminates the Project for any reason dependent on the Client’s negligence or liability. In this case clause 8.4. applies.

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8.4. The Client may terminate this agreement at any time by providing written notice to the Provider. However, an appropriate exit fee will apply based on the following:

a)	$5,000, if the termination occurs before the delivery of the first draft of the Phase I application;
b)	$20,000, if the termination occurs after the delivery of the first draft of the Phase I application;
c)	$10,000, if the termination occurs after the Kick-off Meeting for the Phase II and before the delivery of the first draft of the Phase II application;
d)	$50,000, if the termination occurs after the delivery of the first draft of the Phase II application.
e)	10% of the Project budget, if the termination occurs after the Notice of Award has been received for the Phase II application.

8.5. In the case of termination, the exit fee applied will be in addition to any fees due for Services already provided as per Section 2.

8.6. If the Client is awarded funding related to this Project, under SBIR/STTR, after the termination of this agreement, the Provider is eligible for a success fee as per the table below according to the cutoff in which the Client is awarded after this Agreement is terminated. This fee acknowledges the significant contribution made by the Provider towards the successful outcome, and it will be gradually reduced over time.

Success Fee payable in the case of a Phase I award[2]
	% of the Total Budget Awarded by NIH if Client is awarded at the 1st available cutoff after termination	% of the Total Budget Awarded by NIH if Client is awarded at the 2nd available cutoff after termination	% of the Total Budget Awarded by NIH if Client is awarded at the 3rd available cutoff after termination	% of the Total Budget Awarded by NIH if Client is awarded at the 4th available cutoff after termination
If termination occurs before the delivery of the first draft of the Phase I proposal	0	0	0	0

If termination occurs after the delivery of the first draft of the Phase I proposal	10%	9%	8%	7%

Additional 2% of Phase II Grant in case of Phase II is awarded later at any cutoff

Success Fee payable in the case of a Phase II award[3]
	% of the Total Budget Awarded by NIH if Client is awarded at the 1st available cutoff after termination	% of the Total Budget Awarded by NIH if Client is awarded at the 2nd available cutoff after termination	% of the Total Budget Awarded by NIH if Client is awarded at the 3rd available cutoff after termination	% of the Total Budget Awarded by NIH if Client is awarded at the 4th available cutoff after termination
If termination occurs before the delivery of the first draft of the Phase II proposal	2%	2%	2%	2%

If termination occurs after the delivery of the first draft of the Phase II proposal	10%	9%	8%	7%

8.7. In case of termination, the exit fee payable by the Client as per clause 8.4. will be deducted from the eventual Success Fee payable as per clause 8.6.

2 Success Fee is on Phase I Grant

3 Success Fee is on Phase II Grant

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9. NON-SOLICITATION

9.1. Neither Party, during the term of this Agreement (or for 12 months’ thereafter), may hire or solicit or induce or cause others to solicit, hire or induce any employee, agent or sub- contractor of the other Party to terminate their employment or engagement with the other Party, without that other Party’s prior written consent. This provision shall not prohibit the hiring of any person who submits an application for employment or services to the other Party in response to any general advertisement, placement agency, or recruiter that is not targeting the other Party.

10. NOTICES

10.1. All Notices regarding this agreement, must be in writing, via email to:

a)	For the Provider: administration@alientt.com

b)	For the Client: jmargolis@respirerx.com

11. GOVERNING LAW AND JURISDICTION

11.1. Governing law:

This Agreement and all related claims shall be governed by, and enforced in accordance with, the substantive laws of the State of Texas.

11.2. Jurisdiction:

The Parties submit to the exclusive jurisdiction of the state and federal courts of Texas to deal with any dispute arising out of or in connection with this Agreement.

11.3. Arbitration:

The parties agree that they shall first attempt to settle any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be resolved amicably, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. There shall be one arbitrator. Hearings shall be conducted remotely. The non-appealable award shall be made within six (6) months of the filing of the notice of intention to arbitrate (demand), and the arbitrator shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended if necessary. The award of the arbitrators shall be accompanied by a reasoned opinion.

11.4. Judicial Proceedings:

If arbitration is ultimately unsuccessful, nothing in this Agreement shall prevent either Party from resorting to judicial proceedings. In the event of litigation in relation to this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses (including reasonable attorneys’ fees) associated with the litigation upon receipt of a final judgment from a court of competent jurisdiction.

***Signatures Below***

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This Agreement has been executed and delivered as of the date stated below and by signing it the Parties explicitly agree to be bound by its terms and conditions.

THE CLIENT		THE PROVIDER

RespireRx Pharmaceuticals Inc.		Alien Technology Transfer India Private Limited

/s/ Jeff Eliot Margolis		/s/ Alessandro Guerrucci
Name	Jeff Eliot Margolis	Name	Alessandro Guerrucci
Title	SVP, CFO, Treasurer, Secretary	Title	Director
Date	June 26, 2024	Date	July 2, 2024

12. INTERPRETATION

The following definitions apply to this Agreement:

“Agreement” means this Service Agreement together with its Schedule(s) and Appendix(s), if any.

“Alien Technology Transfer Group” means an independent consulting firm, licensed to use Alien Technology Transfer’s trading name and including the following companies: Alien Technology Transfer USA, Caravel Innovation SLU, Alien Technology Transfer Ltd., Alien TT Italy Srl, Alien Technology Transfer India.

“Confidential Information” means information or material that has or could have commercial value or other utility in the business in which the Parties are engaged.

“Feasibility Assessment” means the services set out in Section 1, clause 1.2. of this Agreement, under paragraph “Feasibility Assessment”. Those would be provided to the Client under conditions described in clause 4.1. (iii).

“Federal Agency” means the National Institute of Health (NIH).

“Force Majeure Event (or FME)” means an event, act, circumstance or effect that cannot be reasonably anticipated or controlled by the Parties and is effectively beyond their direct control.

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“Grant Agreement” means a contract or grant agreement entered into between an SBIR/STTR participating Federal Agency and an SBC (US Small Business Concern) for the performance of experimental, developmental, or research work funded by the Federal Government.

“Kick-off Meeting” means the first meeting between the Client and the Project Consultants. “NIH (National Institute of Health)” means an Agency of the U.S. Department of Health and Human Services.

“Notices” means any formal communication – including, but not limited to, termination notices, complaints, expressions of dissatisfaction, breach notifications, payment reminders, legal and judicial proceedings notices - delivered from one Party to the other.

“Overdue Payment” means any payment that has not been executed by the due date set in the invoice related to it.

“Payment Management System” means the online payment system set up via the Program Support Center of the U.S. Department of Health and Human Services.

“Phase 0” means the preliminary project analysis and preparatory work required in order to gain access to SBIR/STTR Phase I.

“Phase 00” means the preliminary project analysis and preparatory work required in order to gain access to SBIR/STTR Phase II.

“Phase I” means the first stage of SBIR/STTR Program.

“Phase II” means the second stage of the SBIR/STTR Program.

“Pre-Award Procedures” means the period from the first contact of the Federal Agency’s official representative in order to obtain technical or administrative clarifications on the Project, until the Client receives a Notice of Award or a Notice of Rejection.

“Project” means all the activities necessary for the Client to enter into the SBIR/STTR Program and all the activities to be performed within the SBIR/STTR Program.

“SBC (Small Business Concern)” means a US business entity as defined in the Small Business Act and in the Guide to SBIR/STTR Program Eligibility published by the U.S. Small Business Administration on January 28, 2013.

“SBIR/STTR” means Small Business Innovation Research (SBIR) and/or Small Business Technology Transfer (STTR).

“Services” means the services set out in Section 1 and performed by the Providers in favour of the Client.

“Specific Aims” means a specific section of the NIH Project proposal which states the goals of the proposed research and summarize the expected outcome(s).

“Submission Date” means the submission date of the application as per Section 3.

“Term” means the period commencing on the date of signature and ending when one of the concluding events described in Section 8 occurs.

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